Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Contact:	Michael D. Hagedorn
Senior Executive Vice President and
Chief Financial Officer
973-872-4885

VALLEY NATIONAL BANCORP REPORTS FOURTH QUARTER EARNINGS, INCREASED NET INTEREST INCOME AND 15 PERCENT ANNUALIZED LOAN GROWTH

New York, NY – January 26, 2023 -- Valley National Bancorp (NASDAQ:VLY), the holding company for Valley National Bank, today reported net income for the fourth quarter 2022 of $177.6 million, or $0.34 per diluted common share, as compared to the fourth quarter 2021 net income of $115.0 million, or $0.27 per diluted common share, and net income of $178.1 million, or $0.34 per diluted common share, for the third quarter 2022. Excluding all non-core charges, our adjusted net income (a non-GAAP measure) was $182.9 million, or $0.35 per diluted common share, for the fourth quarter 2022, $125.0 million, or $0.29 per diluted common share, for the fourth quarter 2021, and $181.5 million, or $0.35 per diluted common share, for the third quarter 2022. See further details below, including a reconciliation of our adjusted net income in the "Consolidated Financial Highlights" tables.
Key financial highlights for the fourth quarter:
•Loan Portfolio: Total loans increased $1.7 billion, or 15 percent on an annualized basis, to $46.9 billion at December 31, 2022 from September 30, 2022 mainly due to strong organic commercial real estate loan growth, as well as new residential mortgage loan volumes largely originated for investment rather than sale. See the "Loans, Deposits and Other Borrowings" section below for details.
•Net Interest Income and Margin: Net interest income on a tax equivalent basis of $467.2 million for the fourth quarter 2022 increased $11.9 million and $151.2 million as compared to the third quarter 2022 and fourth quarter 2021, respectively, reflecting a well-positioned balance sheet and continued organic loan growth in the current rising interest rate environment. Our net interest margin on a tax equivalent basis remained relatively stable and totaled 3.57 percent for the fourth quarter 2022 as compared to 3.60 percent for the third quarter 2022. See the "Net Interest Income and Margin" section below for more details.
•Allowance and Provision for Credit Losses for Loans: The allowance for credit losses for loans totaled $483.3 million and $498.4 million at December 31, 2022 and September 30, 2022, respectively, representing 1.03 percent and 1.10 percent of total loans at each respective date. During the fourth quarter 2022, the provision for credit losses for loans was $7.3 million as compared to $1.8 million and $11.6 million for the third quarter 2022 and fourth quarter 2021, respectively.
•Credit Quality: Net loan charge-offs totaled $22.4 million for the fourth quarter 2022, largely due to the partial charge-off of a single non-performing loan, as compared to net recoveries of loan charge-offs of $5.6 million and $624 thousand for the third quarter 2022 and fourth quarter 2021, respectively. Non-accrual loans represented 0.57 percent and 0.65 percent of total

Valley National Bancorp (NASDAQ: VLY)
Fourth Quarter 2022 Earnings
January 26, 2023

loans at December 31, 2022 and September 30, 2022, respectively. See the "Credit Quality" Section below for more details.
•Non-Interest Income: Non-interest income decreased $3.4 million to $52.8 million for the fourth quarter 2022 from $56.2 million for the third quarter 2022 due, in part, to a $3.4 million decrease in swap fee income derived from certain new commercial loan transactions. The swap fees presented in other income totaled $7.3 million and $10.7 million for the fourth quarter 2022 and third quarter 2022, respectively.
•Non-Interest Expense: Non-interest expense increased $4.6 million to $266.2 million for the fourth quarter 2022 as compared to the third quarter 2022 mainly due to higher technology- related merger expenses and increased professional and legal fees, partially offset by lower salaries and employee benefits expense. Merger expenses largely relating to the acquisition of Bank Leumi Le-Israel Corporation (Bank Leumi USA) on April 1, 2022 totaled $7.4 million for the fourth quarter 2022 as compared to $4.7 million for the third quarter 2022.
•Efficiency Ratio: Our efficiency ratio was 49.30 percent for the fourth quarter 2022 as compared to 49.76 percent and 49.44 percent for the third quarter 2022 and fourth quarter 2021, respectively. See the "Consolidated Financial Highlights" tables below for additional information regarding our non-GAAP measures.
•Performance Ratios: Annualized return on average assets (ROA), shareholders’ equity (ROE) and tangible ROE were 1.25 percent, 11.23 percent, and 16.70 percent for the fourth quarter 2022, respectively. Annualized ROA, ROE and tangible ROE, adjusted for non-core charges, were 1.29 percent, 11.56 percent, and 17.20 percent for the fourth quarter 2022, respectively. See the "Consolidated Financial Highlights" tables below for additional information regarding our non-GAAP measures.
Ira Robbins, CEO, commented, “I am extremely proud of the earnings that Valley generated for both the fourth quarter and the full year 2022. The continuation of this excellent performance is a testament to the dedication of our exceptional bankers and associates. Loan growth remained elevated during the fourth quarter as originations were again aided by a reduction in loan payoffs. Entering 2023, we continue to face pressure with regard to deposit pricing expectations and growth opportunities. While we are pleased with the stability of our core relationship-based funding franchise, we have used other funding alternatives to support our robust loan growth. To ensure the right balance, we have devoted resources to our differentiated deposit niches which we expect will continue to add value to our franchise over time.”

Mr. Robbins continued, “Our long-standing focus on relationship-based commercial banking has been enhanced in recent years by new capabilities which will help us navigate the challenging and rapidly changing banking environment that we face today. We continue to execute on our strategic initiatives from a position of strength, and are well-positioned to withstand the pressures around us.”

Valley National Bancorp (NASDAQ: VLY)
Fourth Quarter 2022 Earnings
January 26, 2023

Net Interest Income and Margin
Net interest income on a tax equivalent basis totaling $467.2 million for the fourth quarter 2022 increased $11.9 million and $151.2 million as compared to the third quarter 2022 and fourth quarter 2021, respectively. Interest income on a tax equivalent basis increased $109.9 million to $648.0 million for the fourth quarter 2022 as compared to the third quarter 2022. The increase was mostly due to higher average loan balances driven by our organic loan growth and increased yields on both new originations and adjustable rate loans in our portfolio. Interest expense of $180.7 million for the fourth quarter 2022 increased $98.0 million as compared to the third quarter 2022 largely due to higher interest rates on both non-maturity and new time deposits, as well as a $2.4 billion increase in average time deposits.
Net interest margin on a tax equivalent basis of 3.57 percent for the fourth quarter 2022 decreased 3 basis points as compared to 3.60 percent for the third quarter 2022, and increased 34 basis points from 3.23 percent for the fourth quarter 2021. The yield on average interest earning assets increased by 69 basis points on a linked quarter basis mostly due to the aforementioned higher yields on new and adjustable rate loans in the fourth quarter 2022 as compared to third quarter 2022. The yield on average loans increased to 5.20 percent for the fourth quarter 2022 from 4.48 percent for the third quarter 2022 largely due to the higher level of market interest rates. The overall cost of average interest-bearing liabilities increased by 109 basis points to 2.15 percent for the fourth quarter 2022 as compared to the linked third quarter 2022 primarily due to higher interest rates on both non-maturity and new time deposits. Our cost of total average deposits was 1.36 percent for the fourth quarter 2022 as compared to 0.59 percent for the third quarter 2022. The increased cost of funds was mainly due to higher interest rates on most of our interest bearing deposit products combined with greater utilization of brokered and retail CDs in our funding mix during the fourth quarter 2022.
Loans, Deposits and Other Borrowings
Loans. Loans increased $1.7 billion to $46.9 billion at December 31, 2022 from September 30, 2022. The increase was primarily due to continued strong quarter-over-quarter organic loan growth in commercial real estate and residential mortgage loan categories. Commercial real estate (including construction) and residential mortgage loans increased $1.4 billion and $187.4 million, respectively, or 19 percent and 14 percent, respectively, on an annualized basis during the fourth quarter 2022. Residential mortgage loans increased during the fourth quarter 2022 almost entirely due to new loan activity in the purchased home market and higher levels of such loans originated for investment rather than sale. Loans held for sale totaled $18.1 million and $6.1 million at December 31, 2022 and September 30, 2022. SBA Paycheck Protection Program (PPP) loans within the commercial and industrial loan category totaled $33.6 million at December 31, 2022 compared to $85.8 million at September 30, 2022.
Deposits. Total deposits increased $2.3 billion to approximately $47.6 billion at December 31, 2022 from September 30, 2022 driven by continued growth in our retail and brokered CD portfolios, partially offset by a $957.0 million decrease in non-interest bearing deposits. Time deposits increased $3.2 billion to $9.6 billion at December 31, 2022 from September 30, 2022 mainly as a result of our increased use of brokered CDs in our funding mix, successful strategic retail CD campaigns and, to a lesser extent, customer migration from non-interest bearing deposit products. Total brokered deposits, consisting of money market and time deposit accounts, were $5.9 billion at December 31, 2022 as

Valley National Bancorp (NASDAQ: VLY)
Fourth Quarter 2022 Earnings
January 26, 2023

compared to $3.7 billion at September 30, 2022. Non-interest bearing deposits; savings, NOW, money market deposits; and time deposits represented approximately 30 percent, 50 percent and 20 percent of total deposits as of December 31, 2022, respectively.
Other Borrowings. Short-term borrowings decreased $780.6 million to approximately $138.7 million at December 31, 2022 as compared to September 30, 2022 largely due to the maturity and repayment of FHLB advances during the fourth quarter 2022 and our increased utilization of brokered deposits as a favorable funding alternative during the fourth quarter 2022. Long-term borrowings of $1.5 billion remained relatively unchanged at December 31, 2022 as compared to September 30, 2022.
Credit Quality
Non-Performing Assets (NPAs). Total NPAs, consisting of non-accrual loans, other real estate owned (OREO) and other repossessed assets decreased $22.8 million to $272.0 million at December 31, 2022 compared to $294.8 million at September 30, 2022. The decrease in NPAs was largely due to a $36.3 million decline in non-accrual commercial and industrial loans. The decrease in non-accrual commercial and industrial loans was mainly driven by a $20.9 million partial loan charge-off of one non-performing loan participation (that had related allowance reserves totaling $30.0 million at September 30, 2022), as well as several taxi medallion loan repayments during the fourth quarter 2022. Non-accrual construction loans increased $13.1 million at December 31, 2022 primarily due to the migration of one loan relationship previously reported in the 60 to 89 days past due delinquency category at September 30, 2022. Non-accrual loans represented 0.57 percent of total loans at December 31, 2022 as compared to 0.65 percent of total loans at September 30, 2022.
Non-Performing Taxi Medallion Loan Portfolio. Our non-performing taxi medallion loans within the non-accrual commercial and industrial loan category decreased $9.8 million to $66.5 million at December 31, 2022 from September 30, 2022 mostly due to repayments of loans during the fourth quarter 2022. At December 31, 2022, all taxi medallion loans were on non-accrual status and had related reserves of $42.2 million, or 63.5 percent of such loans, within the allowance for loan losses.

Accruing Past Due Loans. Total accruing past due loans (i.e., loans past due 30 days or more and still accruing interest) decreased $7.9 million to $90.9 million, or 0.19 percent of total loans, at December 31, 2022 as compared to $98.7 million, or 0.22 percent of total loans, at September 30, 2022. The decline was due, in part, to the migration of construction loans 60 to 89 days past due and commercial real estate loans 90 or more days past due reported at September 30, 2022 to non-accrual loans at December 31, 2022.

Valley National Bancorp (NASDAQ: VLY)
Fourth Quarter 2022 Earnings
January 26, 2023

Allowance for Credit Losses for Loans and Unfunded Commitments. The following table summarizes the allocation of the allowance for credit losses to loan categories and the allocation as a percentage of each loan category at December 31, 2022, September 30, 2022, and December 31, 2021:

	December 31, 2022		September 30, 2022		December 31, 2021
		Allocation		Allocation		Allocation
		as a % of		as a % of		as a % of
	Allowance	Loan	Allowance	Loan	Allowance	Loan
	Allocation	Category	Allocation	Category	Allocation	Category
	($ in thousands)
Loan Category:
Commercial and industrial loans	$139,941	1.59%	$154,051	1.77%	$103,090	1.76%
Commercial real estate loans:
Commercial real estate	200,421	0.78	217,124	0.89	193,258	1.02
Construction	58,987	1.59	50,656	1.42	24,232	1.31
Total commercial real estate loans	259,408	0.88	267,780	0.95	217,490	1.05
Residential mortgage loans	39,020	0.73	36,157	0.70	25,120	0.55
Consumer loans:
Home equity	4,333	0.86	4,083	0.87	3,889	0.97
Auto and other consumer	15,953	0.57	13,673	0.49	9,613	0.37
Total consumer loans	20,286	0.61	17,756	0.55	13,502	0.45
Allowance for loan losses	458,655	0.98	475,744	1.05	359,202	1.05
Allowance for unfunded credit commitments	24,600		22,664		16,500
Total allowance for credit losses for loans	$483,255		$498,408		$375,702
Allowance for credit losses for
loans as a % loans		1.03%		1.10%		1.10%

Our loan portfolio, totaling $46.9 billion at December 31, 2022, had net loan charge-offs totaling $22.4 million for the fourth quarter 2022 as compared to net recoveries of loan charge-offs of $5.6 million and $624 thousand for the third quarter 2022 and the fourth quarter 2021, respectively. The fourth quarter 2022 net loan charge-offs primarily related to the partial loan charge-off of one non-accrual commercial and industrial loan participation (with related allowance reserves totaling $30.0 million at September 30, 2022).
The allowance for credit losses for loans, comprised of our allowance for loan losses and unfunded credit commitments, as a percentage of total loans was 1.03 percent at December 31, 2022 and 1.10 percent at both September 30, 2022 and December 31, 2021, respectively. During the fourth quarter 2022, we recorded a provision for credit losses for loans totaling $7.3 million as compared to $1.8 million for the third quarter 2022 and $11.6 million for the fourth quarter 2021. Overall, the decrease in allowance for credit losses for loans as a percentage of total loans reflects a decline in expected quantitative loss experience, partially offset by the increased economic forecast reserve component of our CECL model at December 31, 2022, as well as the impact of the fourth quarter 2022 loan charge-offs with prior allocated reserves.

Valley National Bancorp (NASDAQ: VLY)
Fourth Quarter 2022 Earnings
January 26, 2023

Capital Adequacy
Valley's regulatory capital ratios continue to reflect its well-capitalized position. Valley's total risk-based capital, Tier 1 capital, common equity Tier 1 capital and Tier 1 leverage capital ratios were 11.63 percent, 9.46 percent, 9.01 percent and 8.23 percent, respectively, at December 31, 2022.
Investor Conference Call
Valley will host a conference call with investors and the financial community at 11:00 AM Eastern Standard Time, today to discuss the fourth quarter 2022 earnings and related matters. Interested parties should pre-register using this link:
https://register.vevent.com/register/BI22eba3029b664ac6b1b045edc4925c39 to receive the dial-in number and a personal PIN, which are required to access the conference call. The teleconference will also be webcast live: https://edge.media-server.com/mmc/p/3t4hz9nw and archived on Valley’s website through Monday, February 27, 2023. Investor presentation materials will be made available prior to the conference call at www.valley.com and archived on Valley’s website through Monday, February 27, 2023.
About Valley
As the principal subsidiary of Valley National Bancorp, Valley National Bank is a regional bank with over $57 billion in assets. Valley is committed to giving people and businesses the power to succeed. Valley operates many convenient branch locations and commercial banking offices across New Jersey, New York, Florida, Alabama, California, and Illinois, and is committed to providing the most convenient service, the latest innovations and an experienced and knowledgeable team dedicated to meeting customer needs. Helping communities grow and prosper is the heart of Valley’s corporate citizenship philosophy. To learn more about Valley, go to www.valley.com or call our Customer Care Center at 800-522-4100.
Forward Looking Statements
The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about our business, new and existing programs and products, acquisitions, relationships, opportunities, taxation, technology, market conditions and economic expectations. These statements may be identified by such forward-looking terminology as “intend,” “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “would,” “could,” “typically,” “usually,” “anticipate,” “may,” “estimate,” “outlook,” “project,” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to:
•the impact of unfavorable macroeconomic conditions or downturns, instability or volatility in financial markets and other events and factors outside of our control, such as U.S. and global recession concerns, geopolitical concerns including the conflict between Russia and Ukraine, inflationary pressures, labor market volatility, supply chain issues, and the COVID-19 pandemic or other public health crisis;

Valley National Bancorp (NASDAQ: VLY)
Fourth Quarter 2022 Earnings
January 26, 2023

•risks associated with our acquisition of Bank Leumi USA, including the inability to realize expected cost savings and synergies from the acquisition in the amounts or timeframe anticipated, greater than expected costs or difficulties relating to integration matters, any inability to retain customers and qualified employees of Bank Leumi USA, and the potential for greater than expected non-recurring charges related to the acquisition;
•the impact of COVID-19 and any future resurgences on the U.S. and global economies, including business disruptions, reductions in employment, supply chain interruptions, inflation, Federal Reserve actions impacting the level of market interest rates and increases in business failures, specifically among our clients, as well as on our business, our employees and our ability to provide services to our customers;
•the impact of forbearances or deferrals we are required or agree to as a result of customer requests and/or government actions, including, but not limited to our potential inability to recover fully deferred payments from the borrower or the collateral;
•the risks related to the replacement of the London Interbank Offered Rate with Secured Overnight Financing Rate and other reference rates, including increased expenses and litigation and the effectiveness of hedging strategies;
•damage verdicts or settlements or restrictions related to existing or potential class action litigation or individual litigation arising from claims of violations of laws or regulations, contractual claims, breach of fiduciary responsibility, negligence, fraud, environmental laws, patent or trademark infringement, employment related claims, and other matters;
•a prolonged downturn in the economy, mainly in New Jersey, New York, Florida, Alabama, California, and Illinois, as well as an unexpected decline in commercial real estate values within our market areas;
•higher or lower than expected income tax expense or tax rates, including increases or decreases resulting from changes in uncertain tax position liabilities, tax laws, regulations and case law;
•the inability to grow customer deposits to keep pace with loan growth;
•a material change in our allowance for credit losses under CECL due to forecasted economic conditions and/or unexpected credit deterioration in our loan and investment portfolios;
•the need to supplement debt or equity capital to maintain or exceed internal capital thresholds;
•greater than expected technology related costs due to, among other factors, prolonged or failed implementations, additional project staffing and obsolescence caused by continuous and rapid market innovations;
•the loss of or decrease in lower-cost funding sources within our deposit base, including our inability to achieve deposit retention targets under Valley's branch transformation strategy;
•cyber-attacks, ransomware attacks, computer viruses or other malware that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data, disable or degrade service, or sabotage our systems;
•results of examinations by the Office of the Comptroller of the Currency (OCC), the Federal Reserve Bank (FRB), the Consumer Financial Protection Bureau (CFPB) and other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our allowance for credit losses, write-down assets, reimburse customers, change the way we do business, or limit or eliminate certain other banking activities;

Valley National Bancorp (NASDAQ: VLY)
Fourth Quarter 2022 Earnings
January 26, 2023

•our inability or determination not to pay dividends at current levels, or at all, because of inadequate earnings, regulatory restrictions or limitations, changes in our capital requirements or a decision to increase capital by retaining more earnings;
•unanticipated loan delinquencies, loss of collateral, decreased service revenues, and other potential negative effects on our business caused by severe weather, pandemics or other public health crises, acts of terrorism or other external events; and
•unexpected significant declines in the loan portfolio due to the lack of economic expansion, increased competition, large prepayments, changes in regulatory lending guidance or other factors.
A detailed discussion of factors that could affect our results is included in our SEC filings, including the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2021.
The financial results and disclosures reported in this release are preliminary. Final 2022 financial results and other disclosures will be reported in our Annual Report on Form 10-K for the year ended December 31, 2022, and may differ materially from the results and disclosures in this document due to, among other things, the completion of final review procedures, the occurrence of subsequent events, or the discovery of additional information.
We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations, except as required by law. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

# # #

-Tables to Follow-

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

SELECTED FINANCIAL DATA

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
($ in thousands, except for share data)	2022	2022	2021	2022	2021
FINANCIAL DATA:
Net interest income - FTE (1)	$467,233	$455,308	$316,000	$1,660,468	$1,213,115
Net interest income	465,819	453,992	315,301	1,655,640	1,209,901
Non-interest income	52,796	56,194	38,223	206,793	155,013
Total revenue	518,615	510,186	353,524	1,862,433	1,364,914
Non-interest expense	266,240	261,639	184,514	1,024,949	691,542
Pre-provision net revenue	252,375	248,547	169,010	837,484	673,372
Provision for credit losses	7,239	2,023	11,699	56,817	32,633
Income tax expense	67,545	68,405	42,273	211,816	166,899
Net income	177,591	178,119	115,038	568,851	473,840
Dividends on preferred stock	3,630	3,172	3,172	13,146	12,688
Net income available to common stockholders	$173,961	$174,947	$111,866	$555,705	$461,152
Weighted average number of common shares outstanding:
Basic	506,359,704	506,342,200	411,775,590	485,434,918	407,445,379
Diluted	509,301,813	508,690,997	414,472,820	487,817,710	410,018,328
Per common share data:
Basic earnings	$0.34	$0.35	$0.27	$1.14	$1.13
Diluted earnings	0.34	0.34	0.27	1.14	1.12
Cash dividends declared	0.11	0.11	0.11	0.44	0.44
Closing stock price - high	12.92	12.95	14.82	15.02	14.82
Closing stock price - low	10.96	10.14	13.04	10.14	9.74
FINANCIAL RATIOS:
Net interest margin	3.56%	3.59%	3.22%	3.44%	3.16%
Net interest margin - FTE (1)	3.57	3.60	3.23	3.45	3.17
Annualized return on average assets	1.25	1.30	1.08	1.09	1.14
Annualized return on avg. shareholders' equity	11.23	11.39	9.38	9.50	9.98
NON-GAAP FINANCIAL DATA AND RATIOS: (3)
Basic earnings per share, as adjusted	$0.35	$0.35	$0.30	$1.31	$1.18
Diluted earnings per share, as adjusted	0.35	0.35	0.29	1.31	1.17
Annualized return on average assets, as adjusted	1.29%	1.32%	1.18%	1.25%	1.19%
Annualized return on average shareholders' equity, as adjusted	11.56	11.60	10.19	10.87	10.37
Annualized return on avg. tangible shareholders' equity	16.70%	17.21%	13.44%	14.08%	14.40%
Annualized return on average tangible shareholders' equity, as adjusted	17.20	17.54	14.61	16.10	14.96
Efficiency ratio	49.30	49.76	49.44	50.55	48.46

AVERAGE BALANCE SHEET ITEMS:
Assets	$56,913,215	$54,858,306	$42,473,828	$52,182,310	$41,475,682
Interest earning assets	52,405,601	50,531,242	39,193,014	48,067,381	38,227,815
Loans	46,086,363	44,341,894	33,338,128	41,930,353	32,816,985
Interest bearing liabilities	33,596,874	31,228,739	25,582,956	30,190,267	25,586,867
Deposits	46,234,857	44,770,368	34,746,786	42,451,465	33,239,432
Shareholders' equity	6,327,970	6,256,767	4,905,343	5,985,236	4,747,745

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	As of
BALANCE SHEET ITEMS:	December 31,	September 30,	June 30,	March 31,	December 31,
(In thousands)	2022	2022	2022	2022	2021
Assets	$57,462,749	$55,927,501	$54,438,807	$43,551,457	$43,446,443
Total loans	46,917,200	45,185,764	43,560,777	35,364,405	34,153,657
Deposits	47,636,914	45,308,843	43,881,051	35,647,336	35,632,412
Shareholders' equity	6,400,802	6,273,829	6,204,913	5,096,384	5,084,066

LOANS:
(In thousands)
Commercial and industrial loans:
Commercial and industrial	$8,771,250	$8,615,557	$8,378,454	$5,587,781	$5,411,601
Commercial and industrial PPP loans	33,580	85,820	136,004	203,609	435,950
Total commercial and industrial	8,804,830	8,701,377	8,514,458	5,791,390	5,847,551
Commercial real estate:
Commercial real estate	25,732,033	24,493,445	23,535,086	19,763,202	18,935,486
Construction	3,700,835	3,571,818	3,374,373	2,174,542	1,854,580
Total commercial real estate	29,432,868	28,065,263	26,909,459	21,937,744	20,790,066
Residential mortgage	5,364,550	5,177,128	5,005,069	4,691,935	4,545,064
Consumer:
Home equity	503,884	467,135	431,455	393,538	400,779
Automobile	1,746,225	1,711,086	1,673,482	1,552,928	1,570,036
Other consumer	1,064,843	1,063,775	1,026,854	996,870	1,000,161
Total consumer loans	3,314,952	3,241,996	3,131,791	2,943,336	2,970,976
Total loans	$46,917,200	$45,185,764	$43,560,777	$35,364,405	$34,153,657

CAPITAL RATIOS:
Book value per common share	$12.23	$11.98	$11.84	$11.60	$11.57
Tangible book value per common share (3)	8.15	7.87	7.71	7.93	7.94
Tangible common equity to tangible assets (3)	7.45%	7.40%	7.46%	7.96%	7.98%
Tier 1 leverage capital	8.23	8.31	8.33	8.70	8.88
Common equity tier 1 capital	9.01	9.09	9.06	9.67	10.06
Tier 1 risk-based capital	9.46	9.56	9.54	10.27	10.69
Total risk-based capital	11.63	11.84	11.53	12.65	13.10

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	Three Months Ended			Years Ended
ALLOWANCE FOR CREDIT LOSSES:	December 31,	September 30,	December 31,	December 31,
($ in thousands)	2022	2022	2021	2022	2021
Allowance for credit losses for loans
Beginning balance	$498,408	$490,963	$356,927	$375,702	$351,354
Allowance for purchased credit deteriorated (PCD) loans, net (2)	—	—	6,542	70,319	6,542
Beginning balance, adjusted	498,408	490,963	363,469	446,021	357,896
Loans charged-off:
Commercial and industrial	(22,106)	(5,033)	(2,224)	(33,250)	(21,507)
Commercial real estate	(388)	(4,000)	—	(4,561)	(382)
Residential mortgage	(1)	—	(1)	(28)	(140)
Total consumer	(1,544)	(962)	(914)	(4,057)	(4,303)
Total loans charged-off	(24,039)	(9,995)	(3,139)	(41,896)	(26,332)
Charged-off loans recovered:
Commercial and industrial	1,069	13,236	1,153	17,081	3,934
Commercial real estate	13	1,729	1,794	2,073	2,553
Construction	—	—	—	—	4
Residential mortgage	17	163	100	711	676
Total consumer	498	477	716	2,929	4,075
Total loans recovered	1,597	15,605	3,763	22,794	11,242
Net (charge-offs) recoveries	(22,442)	5,610	624	(19,102)	(15,090)
Provision for credit losses for loans	7,289	1,835	11,609	56,336	32,896
Ending balance	$483,255	$498,408	$375,702	$483,255	$375,702
Components of allowance for credit losses for loans:
Allowance for loan losses	$458,655	$475,744	$359,202	$458,655	$359,202
Allowance for unfunded credit commitments	24,600	22,664	16,500	24,600	16,500
Allowance for credit losses for loans	$483,255	$498,408	$375,702	$483,255	$375,702
Components of provision for credit losses for loans:
Provision for credit losses for loans	$5,353	$1,315	$9,509	$48,236	$27,507
Provision for unfunded credit commitments	1,936	520	2,100	8,100	5,389
Total provision for credit losses for loans	$7,289	$1,835	$11,609	$56,336	$32,896

Annualized ratio of total net charge-offs (recoveries) to average loans	0.19%	(0.05)%	(0.01)%	0.05%	0.05%
Allowance for credit losses as a % of total loans	1.03%	1.10%	1.10%	1.03%	1.10%

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	As of
ASSET QUALITY:	December 31,	September 30,	June 30,	March 31,	December 31,
($ in thousands)	2022	2022	2022	2022	2021
Accruing past due loans:
30 to 59 days past due:
Commercial and industrial	$11,664	$19,526	$7,143	$6,723	$6,717
Commercial real estate	6,638	6,196	10,516	30,807	14,421
Construction	—	—	9,108	1,708	1,941
Residential mortgage	16,146	13,045	12,326	9,266	10,999
Total consumer	9,087	6,196	6,009	5,862	6,811
Total 30 to 59 days past due	43,535	44,963	45,102	54,366	40,889
60 to 89 days past due:
Commercial and industrial	12,705	2,188	3,870	14,461	7,870
Commercial real estate	3,167	383	630	6,314	—
Construction	—	12,969	3,862	3,125	—
Residential mortgage	3,315	5,947	2,410	2,560	3,314
Total consumer	1,579	1,174	702	554	1,020
Total 60 to 89 days past due	20,766	22,661	11,474	27,014	12,204
90 or more days past due:
Commercial and industrial	18,392	15,072	15,470	9,261	1,273
Commercial real estate	2,292	15,082	—	—	32
Construction	3,990	—	—	—	—
Residential mortgage	1,866	550	1,188	1,746	677
Total consumer	47	421	267	400	789
Total 90 or more days past due	26,587	31,125	16,925	11,407	2,771
Total accruing past due loans	$90,888	$98,749	$73,501	$92,787	$55,864
Non-accrual loans:
Commercial and industrial	$98,881	$135,187	$148,404	$96,631	$99,918
Commercial real estate	68,316	67,319	85,807	79,180	83,592
Construction	74,230	61,098	49,780	17,618	17,641
Residential mortgage	25,160	26,564	25,847	33,275	35,207
Total consumer	3,174	3,227	3,279	3,754	3,858
Total non-accrual loans	269,761	293,395	313,117	230,458	240,216
Other real estate owned (OREO)	286	286	422	1,024	2,259
Other repossessed assets	1,937	1,122	1,200	1,176	2,931
Total non-performing assets	$271,984	$294,803	$314,739	$232,658	$245,406
Performing troubled debt restructured loans	$77,530	$69,748	$67,274	$56,538	$71,330
Total non-accrual loans as a % of loans	0.57%	0.65%	0.72%	0.65%	0.70%
Total accruing past due and non-accrual loans as a % of loans	0.77%	0.87%	0.89%	0.91%	0.87%
Allowance for losses on loans as a % of non-accrual loans	170.02%	162.15%	149.73%	157.30%	149.53%

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

NOTES TO SELECTED FINANCIAL DATA

(1)	Net interest income and net interest margin are presented on a tax equivalent basis using a 21 percent federal tax rate. Valley believes that this presentation provides comparability of net interest income and net interest margin arising from both taxable and tax-exempt sources and is consistent with industry practice and SEC rules.
(2)	Represents the allowance for acquired PCD loans, net of PCD loan charge-offs totaling $62.4 million in the second quarter 2022.
(3)
Non-GAAP Reconciliations. This press release contains certain supplemental financial information, described in the Notes below, which has been determined by methods other than U.S. Generally Accepted Accounting Principles ("GAAP") that management uses in its analysis of Valley's performance. The Company believes that the non-GAAP financial measures provide useful supplemental information to both management and investors in understanding Valley’s underlying operational performance, business and performance trends, and may facilitate comparisons of our current and prior performance with the performance of others in the financial services industry. Management utilizes these measures for internal planning, forecasting and analysis purposes. Management believes that Valley’s presentation and discussion of this supplemental information, together with the accompanying reconciliations to the GAAP financial measures, also allows investors to view performance in a manner similar to management. These non-GAAP financial measures should not be considered in isolation or as a substitute for or superior to financial measures calculated in accordance with U.S. GAAP. These non-GAAP financial measures may also be calculated differently from similar measures disclosed by other companies.

Non-GAAP Reconciliations to GAAP Financial Measures

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
($ in thousands, except for share data)	2022	2022	2021	2022	2021
Adjusted net income available to common shareholders (non-GAAP):
Net income, as reported (GAAP)	$177,591	$178,119	$115,038	$568,851	$473,840
Add: Losses on extinguishment of debt (net of tax)	—	—	—	—	6,024
Add: Losses (gains) on available for sale and held to maturity securities transactions (net of tax)(a)	5	(24)	9	(69)	(390)
Add: Provision for credit losses (net of tax)(b)	—	—	4,471	29,282	4,471
Add: Merger related expenses (net of tax)(c)	5,285	3,360	5,491	52,388	6,698
Add: Litigation reserve (net of tax)(d)	—	—	—	—	1,505
Net income, as adjusted (non-GAAP)	$182,881	$181,455	$125,009	$650,452	$492,148
Dividends on preferred stock	3,630	3,172	3,172	13,146	12,688
Net income available to common shareholders, as adjusted (non-GAAP)	$179,251	$178,283	$121,837	$637,306	$479,460
_____________
(a) Included in (losses) gains on securities transactions, net.
(b) Primarily represents provision for credit losses for non-PCD loans and unfunded credit commitments acquired in bank acquisitions.
(c) Merger related expenses are primarily within salary and employee benefits expense, technology, furniture and equipment expense and professional and legal fees for the year ended December 31, 2022.
(d) Included in professional and legal fees.

Adjusted per common share data (non-GAAP):
Net income available to common shareholders, as adjusted (non-GAAP)	$179,251	$178,283	$121,837	$637,306	$479,460
Average number of shares outstanding	506,359,704	506,342,200	411,775,590	485,434,918	407,445,379
Basic earnings, as adjusted (non-GAAP)	$0.35	$0.35	$0.30	$1.31	$1.18
Average number of diluted shares outstanding	509,301,813	508,690,997	414,472,820	487,817,710	410,018,328
Diluted earnings, as adjusted (non-GAAP)	$0.35	$0.35	$0.29	$1.31	$1.17
Adjusted annualized return on average tangible shareholders' equity (non-GAAP):
Net income, as adjusted (non-GAAP)	$182,881	$181,455	$125,009	$650,452	$492,148
Average shareholders' equity	6,327,970	6,256,767	4,905,343	5,985,236	4,747,745
Less: Average goodwill and other intangible assets	2,074,367	2,117,818	1,481,951	1,944,503	1,457,519
Average tangible shareholders' equity	$4,253,603	$4,138,949	$3,423,392	$4,040,733	$3,290,226
Annualized return on average tangible shareholders' equity, as adjusted (non-GAAP)	17.20%	17.54%	14.61%	16.10%	14.96%
Adjusted annualized return on average assets (non-GAAP):
Net income, as adjusted (non-GAAP)	$182,881	$181,455	$125,009	$650,452	$492,148
Average assets	$56,913,215	$54,858,306	$42,473,828	$52,182,310	$41,475,682
Annualized return on average assets, as adjusted (non-GAAP)	1.29%	1.32%	1.18%	1.25%	1.19%

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

Non-GAAP Reconciliations to GAAP Financial Measures (Continued)

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
($ in thousands)	2022	2022	2021	2022	2021
Adjusted annualized return on average shareholders' equity (non-GAAP):
Net income, as adjusted (non-GAAP)	$182,881	$181,455	$125,009	$650,452	$492,148
Average shareholders' equity	$6,327,970	$6,256,767	$4,905,343	$5,985,236	$4,747,745
Annualized return on average shareholders' equity, as adjusted (non-GAAP)	11.56%	11.60%	10.19%	10.87%	10.37%
Annualized return on average tangible shareholders' equity (non-GAAP):
Net income, as reported (GAAP)	$177,591	$178,119	$115,038	$568,851	$473,840
Average shareholders' equity	6,327,970	6,256,767	4,905,343	5,985,236	4,747,745
Less: Average goodwill and other intangible assets	2,074,367	2,117,818	1,481,951	1,944,503	1,457,519
Average tangible shareholders' equity	$4,253,603	$4,138,949	$3,423,392	$4,040,733	$3,290,226
Annualized return on average tangible shareholders' equity (non-GAAP)	16.70%	17.21%	13.44%	14.08%	14.40%
Efficiency ratio (non-GAAP):
Non-interest expense, as reported (GAAP)	$266,240	$261,639	$184,514	$1,024,949	$691,542
Less: Loss on extinguishment of debt (pre-tax)	—	—	—	—	8,406
Less: Merger-related expenses (pre-tax)	7,372	4,707	7,613	71,203	8,900
Less: Amortization of tax credit investments (pre-tax)	3,213	3,105	2,115	12,407	10,910
Less: Litigation reserve (pre-tax)	—	—	—	—	2,100
Non-interest expense, as adjusted (non-GAAP)	255,655	253,827	174,786	941,339	661,226
Net interest income, as reported (GAAP)	465,819	453,992	315,301	1,655,640	1,209,901
Non-interest income, as reported (GAAP)	52,796	56,194	38,223	206,793	155,013
Add: Losses (gains) on available for sale and held to maturity securities transactions, net (pre-tax)	7	(33)	12	(95)	(545)
Non-interest income, as adjusted (non-GAAP)	$52,803	$56,161	$38,235	$206,698	$154,468
Gross operating income, as adjusted (non-GAAP)	$518,622	$510,153	$353,536	$1,862,338	$1,364,369
Efficiency ratio (non-GAAP)	49.30%	49.76%	49.44%	50.55%	48.46%

	As Of
	December 31,	September 30,	June 30,	March 31,	December 31,
($ in thousands, except for share data)	2022	2022	2022	2022	2021
Tangible book value per common share (non-GAAP):
Common shares outstanding	506,374,478	506,351,502	506,328,526	421,437,068	421,437,068
Shareholders' equity (GAAP)	$6,400,802	$6,273,829	$6,204,913	$5,096,384	$5,084,066
Less: Preferred stock	209,691	209,691	209,691	209,691	209,691
Less: Goodwill and other intangible assets	2,066,392	2,079,731	2,090,147	1,543,238	1,529,394
Tangible common shareholders' equity (non-GAAP)	$4,124,719	$3,984,407	$3,905,075	$3,343,455	$3,344,981
Tangible book value per common share (non-GAAP)	$8.15	$7.87	$7.71	$7.93	$7.94
Tangible common equity to tangible assets (non-GAAP):
Tangible common shareholders' equity (non-GAAP)	$4,124,719	$3,984,407	$3,905,075	$3,343,455	$3,344,981
Total assets (GAAP)	$57,462,749	$55,927,501	$54,438,807	$43,551,457	$43,446,443
Less: Goodwill and other intangible assets	2,066,392	2,079,731	2,090,147	1,543,238	1,529,394
Tangible assets (non-GAAP)	$55,396,357	$53,847,770	$52,348,660	$42,008,219	$41,917,049
Tangible common equity to tangible assets (non-GAAP)	7.45%	7.40%	7.46%	7.96%	7.98%

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(in thousands, except for share data)

	December 31,
	2022	2021
	(Unaudited)
Assets
Cash and due from banks	$444,325	$205,156
Interest bearing deposits with banks	503,622	1,844,764
Investment securities:
Equity securities	48,731	36,473
Trading debt securities	13,438	38,130
Available for sale debt securities	1,261,397	1,128,809
Held to maturity debt securities (net of allowance for credit losses of $1,646 at December 31, 2022 and $1,165 at December 31, 2021)	3,827,338	2,667,532
Total investment securities	5,150,904	3,870,944
Loans held for sale, at fair value	18,118	139,516
Loans	46,917,200	34,153,657
Less: Allowance for loan losses	(458,655)	(359,202)
Net loans	46,458,545	33,794,455
Premises and equipment, net	358,556	326,306
Lease right of use assets	306,352	259,117
Bank owned life insurance	717,177	566,770
Accrued interest receivable	196,606	96,882
Goodwill	1,868,936	1,459,008
Other intangible assets, net	197,456	70,386
Other assets	1,242,152	813,139
Total Assets	$57,462,749	$43,446,443
Liabilities
Deposits:
Non-interest bearing	$14,463,645	$11,675,748
Interest bearing:
Savings, NOW and money market	23,616,812	20,269,620
Time	9,556,457	3,687,044
Total deposits	47,636,914	35,632,412
Short-term borrowings	138,729	655,726
Long-term borrowings	1,543,058	1,423,676
Junior subordinated debentures issued to capital trusts	56,760	56,413
Lease liabilities	358,884	283,106
Accrued expenses and other liabilities	1,327,602	311,044
Total Liabilities	51,061,947	38,362,377
Shareholders’ Equity
Preferred stock, no par value; 50,000,000 shares authorized:
Series A (4,600,000 shares issued at December 31, 2022 and December 31, 2021)	111,590	111,590
Series B (4,000,000 shares issued at December 31, 2022 and December 31, 2021)	98,101	98,101
Common stock (no par value, authorized 650,000,000 shares; issued 507,896,910 shares at December 31, 2022 and 423,034,027 shares at December 31, 2021)	178,185	148,482
Surplus	4,980,231	3,883,035
Retained earnings	1,218,445	883,645
Accumulated other comprehensive loss	(164,002)	(17,932)
Treasury stock, at cost (1,522,432 common shares at December 31, 2022 and 1,596,959 common shares at December 31, 2021)	(21,748)	(22,855)
Total Shareholders’ Equity	6,400,802	5,084,066
Total Liabilities and Shareholders’ Equity	$57,462,749	$43,446,443

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in thousands, except for share data)

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
	2022	2022	2021	2022	2021
Interest Income
Interest and fees on loans	$599,015	$496,520	$319,141	$1,828,477	$1,257,389
Interest and dividends on investment securities:
Taxable	31,300	28,264	15,852	105,716	56,026
Tax-exempt	5,219	5,210	2,535	17,958	11,716
Dividends	3,978	2,738	1,814	11,468	7,357
Interest on federal funds sold and other short-term investments	7,038	3,996	637	13,064	1,738
Total interest income	646,550	536,728	339,979	1,976,683	1,334,226
Interest Expense
Interest on deposits:
Savings, NOW and money market	109,286	50,674	9,983	186,709	42,879
Time	48,417	15,174	3,328	69,691	25,094
Interest on short-term borrowings	7,404	5,160	984	17,453	5,374
Interest on long-term borrowings and junior subordinated debentures	15,624	11,728	10,383	47,190	50,978
Total interest expense	180,731	82,736	24,678	321,043	124,325
Net Interest Income	465,819	453,992	315,301	1,655,640	1,209,901
Provision (credit) for credit losses for held to maturity securities	(50)	188	90	481	(263)
Provision for credit losses for loans	7,289	1,835	11,609	56,336	32,896
Net Interest Income After Provision for Credit Losses	458,580	451,969	303,602	1,598,823	1,177,268
Non-Interest Income
Wealth management and trust fees	10,720	9,281	4,499	34,709	14,910
Insurance commissions	2,903	3,750	2,005	11,975	7,810
Service charges on deposit accounts	10,313	10,338	5,810	36,930	21,424
(Losses) gains on securities transactions, net	(172)	323	495	(1,230)	1,758
Fees from loan servicing	2,637	3,138	2,671	11,273	11,651
Gains on sales of loans, net	908	922	6,653	6,418	26,669
Bank owned life insurance	2,200	1,681	1,993	8,040	8,817
Other	23,287	26,761	14,097	98,678	61,974
Total non-interest income	52,796	56,194	38,223	206,793	155,013
Non-Interest Expense
Salary and employee benefits expense	129,634	134,572	102,675	526,737	375,865
Net occupancy expense	23,446	26,486	20,184	94,352	79,355
Technology, furniture and equipment expense	46,507	39,365	24,265	161,752	89,221
FDIC insurance assessment	6,827	6,500	3,889	22,836	14,183
Amortization of other intangible assets	10,900	11,088	5,074	37,825	21,827
Professional and legal fees	19,620	17,840	11,182	82,618	38,432
Loss on extinguishment of debt	—	—	—	—	8,406
Amortization of tax credit investments	3,213	3,105	2,115	12,407	10,910
Other	26,093	22,683	15,130	86,422	53,343
Total non-interest expense	266,240	261,639	184,514	1,024,949	691,542
Income Before Income Taxes	245,136	246,524	157,311	780,667	640,739
Income tax expense	67,545	68,405	42,273	211,816	166,899
Net Income	177,591	178,119	115,038	568,851	473,840
Dividends on preferred stock	3,630	3,172	3,172	13,146	12,688
Net Income Available to Common Shareholders	$173,961	$174,947	$111,866	$555,705	$461,152

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in thousands, except for share data)

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
	2022	2022	2021	2022	2021
Earnings Per Common Share:
Basic	$0.34	$0.35	$0.27	$1.14	$1.13
Diluted	0.34	0.34	0.27	1.14	1.12
Cash Dividends Declared per Common Share	0.11	0.11	0.11	0.44	0.44
Weighted Average Number of Common Shares Outstanding:
Basic	506,359,704	506,342,200	411,775,590	485,434,918	407,445,379
Diluted	509,301,813	508,690,997	414,472,820	487,817,710	410,018,328

VALLEY NATIONAL BANCORP
Quarterly Analysis of Average Assets, Liabilities and Shareholders' Equity and
Net Interest Income on a Tax Equivalent Basis

	Three Months Ended
	December 31, 2022			September 30, 2022			December 31, 2021
	Average		Avg.	Average		Avg.	Average		Avg.
($ in thousands)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest earning assets:
Loans (1)(2)	$46,086,363	$599,040	5.20%	$44,341,894	$496,545	4.48%	$33,338,128	$319,165	3.83%
Taxable investments (3)	4,934,084	35,278	2.86	4,815,181	31,002	2.58	3,563,329	17,667	1.98
Tax-exempt investments (1)(3)	623,322	6,608	4.24	635,795	6,501	4.09	418,049	3,209	3.07
Interest bearing deposits with banks	761,832	7,038	3.70	738,372	3,996	2.16	1,873,508	636	0.14
Total interest earning assets	52,405,601	647,964	4.95	50,531,242	538,044	4.26	39,193,014	340,677	3.48
Other assets	4,507,614			4,327,064			3,280,814
Total assets	$56,913,215			$54,858,306			$42,473,828
Liabilities and shareholders' equity
Interest bearing liabilities:
Savings, NOW and money market deposits	$23,476,111	$109,286	1.86%	$23,541,694	$50,674	0.86%	$19,685,730	$9,983	0.20%
Time deposits	7,641,769	48,417	2.53	5,192,896	15,174	1.17	3,744,792	3,328	0.36
Short-term borrowings	880,615	7,404	3.36	1,016,240	5,160	2.03	670,433	983	0.59
Long-term borrowings (4)	1,598,379	15,624	3.91	1,477,909	11,728	3.17	1,482,001	10,383	2.80
Total interest bearing liabilities	33,596,874	180,731	2.15	31,228,739	82,736	1.06	25,582,956	24,677	0.39
Non-interest bearing deposits	15,116,977			16,035,778			11,316,264
Other liabilities	1,871,394			1,337,022			669,265
Shareholders' equity	6,327,970			6,256,767			4,905,343
Total liabilities and shareholders' equity	$56,913,215			$54,858,306			$42,473,828
Net interest income/interest rate spread (5)		$467,233	2.80%		$455,308	3.20%		$316,000	3.09%
Tax equivalent adjustment		(1,414)			(1,316)			(699)
Net interest income, as reported		$465,819			$453,992			$315,301
Net interest margin (6)			3.56%			3.59%			3.22%
Tax equivalent effect			0.01			0.01			0.01
Net interest margin on a fully tax equivalent basis (6)			3.57%			3.60%			3.23%

(1)     Interest income is presented on a tax equivalent basis using a 21 percent federal tax rate.
(2)    Loans are stated net of unearned income and include non-accrual loans.
(3)    The yield for securities that are classified as available for sale is based on the average historical amortized cost.
(4)    Includes junior subordinated debentures issued to capital trusts which are presented separately on the consolidated statements of condition.
(5)    Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.
(6)    Net interest income as a percentage of total average interest earning assets.

SHAREHOLDERS RELATIONS
Requests for copies of reports and/or other inquiries should be directed to Tina Zarkadas, Assistant Vice President, Shareholder Relations Specialist, Valley National Bancorp, 1455 Valley Road, Wayne, New Jersey, 07470, by telephone at (973) 305-3380, by fax at (973) 305-1364 or by e-mail at tzarkadas@valley.com.